UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2021

Nasdaq, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38855	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 W. 42nd Street, New York, New York	10036
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NDAQ	The Nasdaq Stock Market
0.875% Senior Notes due 2030	NDAQ30	The Nasdaq Stock Market
1.75% Senior Notes due 2029	NDAQ29	The Nasdaq Stock Market
1.75% Senior Notes due 2023	NDAQ23	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Controller and Principal Accounting Officer

On May 3, 2021, Nasdaq, Inc. (the “Company”) announced the appointment of Ms. Michelle Daly as Senior Vice President, Controller and Principal Accounting Officer, effective immediately. Ms. Daly, age 45, joins the Company from BlackRock, Inc., where she most recently served as Deputy Controller from April 2018 to April 2021. Prior to joining BlackRock, Ms. Daly spent nearly ten years with Goldman Sachs in various roles, including Head of SEC Reporting and within Corporate Treasury. Previously, Ms. Daly served in the audit practice at Ernst & Young LLP for approximately 11 years.    Ms. Daly holds a BS in Accounting from Villanova University and an MBA from New York University, Stern School of Business.

The selection of Ms. Daly to serve as Senior Vice President, Controller and Principal Accounting Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Ms. Daly and any director or executive officer of the Company, and there are no transactions between Ms. Daly and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of her offer letter, Ms. Daly will receive an annual base salary of $400,000, and will be entitled to participate in the Company’s annual performance-based cash incentive program with a minimum bonus opportunity for 2021 of $400,000. In succeeding years, Ms. Daly’s target shall be 100% of her base salary with the opportunity to earn up to 200% of her base salary, subject to the terms of the annual performance-based cash incentive program.

Additionally, in or about July 2021, Ms. Daly will receive a welcome equity grant of $550,000 of restricted stock units (“Initial RSUs”) subject to the terms and conditions of the applicable award agreement and the Company’s Equity Incentive Plan (the “Equity Plan”). The Initial RSUs are intended to replace the value of forfeited equity from her prior employer, which shall vest as to 33% on the first anniversary of the grant date; 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued employment with the Company through the applicable vesting date, i.e. unless Ms. Daly voluntarily resigns without Good Reason or is terminated for Cause prior to any such vesting date (each as defined in the offer letter). Beginning in 2022, Ms. Daly shall be eligible to receive a minimum annual equity grant equal to 100% of her base salary, comprised of performance share units and restricted stock units, with each award subject to the terms and conditions of the applicable award agreement and Equity Plan. Ms. Daly will also be entitled to participate in the Company’s executive benefits, including executive health exams and financial planning services, as well as all other employee benefit programs generally available to Company employees as may be in effect from time to time.

Upon termination by the Company other than for Cause, Ms. Daly shall be entitled to receive severance comprised of (i) ten (10) months of base salary and (ii) ten (10) months of continued health insurance coverage at the active employee rate. In accordance with the Equity Plan, the Management Compensation Committee of the Board of Directors shall have the discretion to determine the terms and conditions of any outstanding equity awards upon the termination of Ms. Daly’s employment.

In addition, Ms. Daly and the Company entered into the Company’s standard form of Continuing Obligations Agreement that includes confidentiality, non-solicitation and inventions assignment provisions. The form of Continuing Obligations Agreement was included as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2017.

The foregoing summary of the material terms of the offer letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the offer letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in such offer letter.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Employment Offer Letter by and between Nasdaq, Inc. and Michelle Daly.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2021	NASDAQ, INC.

	By:	/s/ John A. Zecca
	Name:	John A. Zecca
	Title:	Executive Vice President and Chief Legal Officer